                               SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of
                the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential for Use Of the Commission Only (as permitted by Rule 14a-
6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Hawaiian Airlines, Inc.
- --------------------------------------------------------------------------------
                   (Name Of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box).
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy Pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
    2)   Aggregate number of securities to which transaction applies:


          ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
    4)   Proposed maximum aggregate value of transaction:


          ----------------------------------------------------------------------
    5)   Total fee paid:


          ----------------------------------------------------------------------

[x] Fee paid previously with preliminary materials.

[ ] Check box if ANY part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:


          ----------------------------------------------------------------------
    2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
    3)   Filing Party:

          ----------------------------------------------------------------------
    4)   Date Filed:

          ----------------------------------------------------------------------

                               HAWAIIAN AIRLINES, INC.
                           3375 KOAPAKA STREET, SUITE G-350
                               HONOLULU, HAWAII  96819



Dear Fellow Shareholder:

             On behalf of the Board of Directors, it is our pleasure to invite you to attend the 1996 Annual Meeting of Shareholders of Hawaiian Airlines, Inc.

             The meeting will be held at the Royal Hawaiian Hotel, 2259
Kalakaua Avenue, Honolulu, Hawaii, in the Regency Room, on Thursday, June 6, 1996 at 9:00 a.m., Hawaii standard time. At the meeting, in addition to acting on the matters described in the attached Proxy Statement, we will report on the Company's activities during fiscal year 1995. There will also be an opportunity to discuss matters of interest to you as a shareholder.

             Members of your Board of Directors and management look forward to greeting those shareholders who are able to attend the Company's Annual Meeting.

             It is important that your shares be represented and voted at the Annual Meeting. Please sign and date the enclosed proxy card in the enclosed, self-addressed envelope. The proxy card should be returned even if you plan to attend the meeting in person. Returning your executed proxy card will not affect your right to attend the meeting and vote your shares in person. Accordingly, we urge you to take a moment now to sign, date and mail your proxy.

             If you will need special assistance at the Annual Meeting because of a disability, please contact Ms. Audrey Yuh, Investor Relations, Hawaiian Airlines, Inc., P.O. Box 30008, Honolulu, Hawaii 96820.

             On behalf of the Board of Directors, thank you for your support and continued interest in Hawaiian Airlines.


             John W. Adams                Bruce R. Nobles
             Chairman of the Board        President and Chief Executive Officer


Honolulu, Hawaii
May 6, 1996

                               HAWAIIAN AIRLINES, INC.
                           3375 Koapaka Street, Suite G-350
                               Honolulu, Hawaii  96819

                        --------------------------------

                              NOTICE OF ANNUAL MEETING
                                   OF SHAREHOLDERS

                               TO BE HELD JUNE 6, 1996
                        --------------------------------

TO THE SHAREHOLDERS OF HAWAIIAN AIRLINES, INC.:

                 Notice is hereby given that the 1996 Annual Meeting of Shareholders of Hawaiian Airlines, Inc. (the "Company") will be held at the Royal Hawaiian Hotel, 2259 Kalakaua Avenue, Honolulu, Hawaii, in the Regency Room, on Thursday, June 6, 1996 at 9:00a.m., Hawaii standard time, for the following purposes:

                 1.     To elect eleven directors;

                 2. To consider approval of an amendment to the Company's Amended Articles of Incorporation (the "Articles of Incorporation") to correct the Company's current mailing address (the "First Proposed Charter Amendment");

                 3. To consider ratification of the conversion of the Class B Common Stock to Class A Common Stock ("Ratification of Conversion of Class B Common Stock to Class A Common Stock") and approval of an amendment to the Articles of Incorporation to (i) eliminate the Company's Class B Common Stock and (ii) designate the Company's Class A Common Stock as "Common Stock" (the "Second Proposed Charter Amendment");

                 4. To consider approval of an amendment to the Articles of Incorporation to eliminate provisions no longer required by the Third Amended Consolidated Plan of Reorganization, as amended, or Section 1123 of the United States Bankruptcy Code (the "Third Proposed Charter Amendment");

                 5. To consider approval of an amendment to the Articles of Incorporation to insure that no holder of any securities of the Company shall have preemptive rights unless granted by the Board of Directors (the "Fourth Proposed Charter Amendment");

                 6. To consider approval of an amendment to the Articles of Incorporation to provide that officer titles shall be designated in the Bylaws and to delete officer qualifications (the "Fifth Proposed Charter Amendment");

                 7. To consider approval of the Company's 1996 Stock Incentive Plan; and

                 8. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                 Only holders of record of the Company's Class A Common Stock and Special Preferred Stock at the close of business on April 8, 1996 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                       By Order of the Board of Directors

                                       Rae A. Capps
                                       Vice President, General Counsel
                                       and Corporate Secretary

Honolulu, Hawaii
May 6, 1996








YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                  YOUR ATTENTION IS DIRECTED TO THE PROXY STATEMENT
                       WHICH APPEARS ON THE FOLLOWING PAGES.

                             HAWAIIAN AIRLINES, INC.
                        3375 KOAPAKA STREET, SUITE G-350
                             HONOLULU, HAWAII  96819
                          ____________________________

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  June 6, 1996
                          ____________________________

          This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed on or about May 6, 1996 in connection with the solicitation of proxies by the Board of Directors of Hawaiian Airlines, Inc., a Hawaii corporation ("Hawaiian Airlines" or the "Company"), for use at the 1996 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Royal Hawaiian Hotel, 2259 Kalakaua Avenue, Honolulu, Hawaii, in the Regency Room, on Thursday, June 6, 1996 at 9:00 a.m., Hawaii standard time, and at any adjournment or postponement thereof.

          The cost of soliciting proxies will be borne by the Company, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

                          VOTING RIGHTS AND PROCEDURES
VOTING STOCK

          The Board of Directors has set April 8, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Holders of record at the close of business on April 8, 1996 (the "Record Date") of Class A Common Stock and of Series B Special Preferred Stock, Series C Special Preferred Stock, Series D Special Preferred Stock and Series E Special Preferred Stock (collectively the "Special Preferred Stock") are entitled to notice of and to vote as a single class at the Annual Meeting and any adjournment or postponement thereof. On the Record Date, 27,067,424 shares of Class A Common Stock, four shares of Series B Special Preferred Stock, one share of Series C Special Preferred Stock, one share of Series D Special Preferred Stock and one share of Series E Special Preferred Stock were issued and outstanding and entitled to vote. Each outstanding share of Class A Common Stock and Special Preferred Stock entitles the holder thereof to one vote.

VOTING BY PROXY

          A proxy card ("Proxy") for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers a Proxy has the right to revoke it at any time before it is voted by filing an instrument revoking it or a duly executed Proxy bearing a later date with the Corporate Secretary of the Company. It also may be revoked by attending the Annual Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received prior to or at the Annual Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy (the "Proxy Holders") in accordance with the instructions on the Proxy. If no instruction is specified with respect to a Proposal, the shares represented by the Proxy will be voted FOR such Proposal (and, in the case of Proposal 1, FOR the nominees for director identified in this Proxy Statement). It is not anticipated that any matters will be presented at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders. If, however, any other matters properly are presented at the Meeting, the Proxy will be voted in accordance with the best judgment and in the discretion of the Proxy Holders.

                         QUORUM AND VOTING REQUIREMENTS

          The presence, in person or by proxy, at the Annual Meeting of the holders of a majority of the shares of Class A Common Stock and Special Preferred Stock issued and outstanding as of the Record Date, counted as a single class, will constitute a quorum for transacting business. The election of each director requires the vote of the majority of the shares of Class A Common Stock and Special Preferred Stock represented in person or by proxy at the Annual Meeting, voting as a single class. Approval of the 1996 Stock Incentive Plan requires the vote of the majority of shares of Class A Common Stock and Special Preferred Stock issued and outstanding on the Record Date, voting as a single class. Approval of each of the Proposed Charter Amendments requires the vote of not less than two-thirds (2/3) of all shares of Class A Common Stock and Special Preferred Stock issued and outstanding on the Record Date, voting as a single class. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business and will be treated as the equivalent of a vote against the election of any director nominee and the approval of the 1996 Stock Incentive Plan and each of the Proposed Charter Amendments for the purpose of determining whether director nominees have been elected, the 1996 Stock Incentive Plan has been approved or the Proposed Charter Amendments have been adopted.

                               GENERAL INFORMATION

CONTROL OF THE COMPANY

          At a Special Meeting on January 30, 1996, the Company received shareholder approval of a series of transactions which closed on January 31, 1996. These transactions included, among other things, the issuance and sale to Airline Investors Partnerships, L.P. ("AIP") of 18,181,818 shares of the Company's Class A Common Stock, par value $.01 per share, and four shares of the Company's Series B Special Preferred Stock, par value $.01 per share, (collectively the "Shares") for an aggregate cash purchase price of $20 million (the "Transaction"). As a result of the Transaction, AIP became the majority shareholder of the Company, and, as of April 8, 1996, beneficially owned 67.2% of the Company's outstanding Class A Common Stock. Prior to the Transaction, no shareholder of the Company owned more than 12% of the Company's outstanding voting stock.

          Pursuant to the Company's Amended Bylaws, AIP has the right to nominate six nominees for election to the Board of Directors so long as it is the holder of one or more shares of Series B Special Preferred Stock and of at least 35% of the outstanding Common Stock on a fully diluted basis. AIP's right to nominate directors will be reduced to five so long as it retains 25% of such Common Stock, reduced to four so long as it retains 10% of such Common Stock, and reduced to three so long as it retains 5% of such Common Stock. Thereafter, AIP will not have the right to nominate any individuals to the Board unless it reacquires at least 5% of such Common Stock within 365 days. To the extent Board members are not required to be nominated by AIP because of the reductions in its stock holdings, such Board members are to be outside directors, defined as directors who are not employed by the Company and not affiliated with the Company's labor unions, AIP or American Airlines, Inc.

          Pursuant to the Company's Bylaws and the collective bargaining agreements with its principal labor unions, each of the Association of Flight Attendants ("AFA"), the International Association of Machinists and Aerospace Workers (AFL-CIO) ("IAM") and the Air Line Pilots Association International ("ALPA") has the right to nominate one nominee for election to the Board so long as it is the holder of record of one share of the Series C, Series D and Series E Special Preferred Stock, respectively. Of the two remaining directors, one is required to be an outside director and one is required to be a senior management official of the Company.

          AIP has agreed with each of the labor unions that so long as the right to nominate one nominee for election to the Board is in the labor union's collective bargaining agreement, AIP will vote its shares in favor of such union's nominee for the Board of Directors.

BOARD OF DIRECTORS

          The Board of Directors has responsibility for establishing broad corporate policies for the overall performance of the Company, although it is not involved in day-to-day operations. The Company keeps members of the Board informed by providing them various reports and documents at meetings of the Board of Directors and its Committees and at other times during the year. Regular meetings of the Board of Directors are held six times per year and special meetings are held when required.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The Board of Directors held 10 meetings in 1995 and all directors attended at least 75% of the meetings of the Board and Committees of which they were members. The Board of Directors has Audit, Compensation and Nominating Committees, among others.

          At the January 30, 1996 Special Meeting, in addition to voting on the Transaction, the shareholders elected a new Board of Directors. The new Board had its first meeting on February 2, 1996. The new Board is comprised of five directors who were directors prior to the Transaction and six new directors. Each member of the new Board has been nominated for election at the Annual Meeting.

          The Audit Committee, which during 1995 was comprised of former director Mr. Jeffrey A. Brodsky and current directors Mr. Todd G. Cole and Ms. Carol A. Fukunaga, met five times during 1995. The responsibilities of the Audit Committee include recommending to the Board the selection of the Company's independent auditor and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the Company's accounting and internal control practices and policies, and the relationship between the Company and its independent auditor, including the availability of Company records, information and personnel.

          The Compensation Committee, which during 1995 was comprised of former directors Messrs. Martin Anderson and Clifton Kagawa and current director
Mr. Cole, met four times during 1995. The Compensation Committee focuses on executive compensation, the administration of the Company's stock option and stock purchase plans and the granting of discretionary bonuses.

          The Nominating Committee, which during 1995 was comprised of former directors Messrs. Anderson, Kagawa and Einar Olafsson and current director
Mr. Nobles, met once during 1995. The responsibilities of the Nominating Committee include recommending to the Board of Directors candidates for election to directorships at annual meetings of shareholders. AIP, AFA, IAM and ALPA currently have the right under the Company's Amended Bylaws to identify nine of the 11 nominees for directors. The Nominating Committee has not determined whether it will consider nominees recommended by security holders for the other two Board positions.

          The current Audit Committee is comprised of Messrs. Robert C. Coo, Todd G. Cole and Edward Z. Safady. The current Compensation Committee is comprised of Messrs. Richard K. Matros, Richard F. Conway and
Samson Poomaihealani. The current Nominating Committee is comprised of Messrs. Conway and Coo and Ms. Carol A. Fukunaga.

COMPENSATION OF DIRECTORS

          For the portion of 1994 prior to the September 12, 1994 Effective Date of the Third Amended Consolidated Plan of Reorganization of HAL, INC., West Maui Airport, Inc. and the Company, as amended, (the "Plan of Reorganization"), the directors of the Company received no compensation for their service as directors. From and after the Effective Date, all outside directors of the Company are entitled to receive a retainer fee of $12,000 per year, an attendance fee of $1,250 for each meeting of the Board of Directors attended, and an attendance fee of $500 for each committee meeting attended (collectively, "Directors' Fees"). The Company provides travel to and from Board meetings, as well as one night hotel and ground transportation as needed. For their service as directors of the Company from the Effective Date through December 31, 1994, the outside Directors earned a $4,000 retainer fee, except for former director Mr. David Urrea who, pursuant to his wishes, only accepted reimbursement for expenses incurred in attending meetings. For their service as directors of the Company for fiscal year 1995, the outside directors were entitled to a $12,000 retainer fee, except for Mr. Urrea who, pursuant to his wishes, only accepted reimbursement for expenses incurred in attending meetings. Mr. Nobles does not receive Directors' Fees. In February 1995, the Board of Directors resolved to defer payment of their Directors' Fees until January 1996. In December 1995, the Board of Directors decided to further defer the directors' fees earned in 1994 and 1995 until consummation of the Transaction. These deferred Directors' Fees were paid by March, 1996.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

          The Board of Directors is comprised of 11 directors, each of whom has been nominated for election to another term at the Annual Meeting. Each director elected at the Annual Meeting shall hold office from the date of the Annual Meeting until his or her successor shall have been elected and shall qualify at the Company's 1997 Annual Meeting of Shareholders or until he or she shall resign or shall have been removed as provided in the Amended Bylaws. The Company has no reason to believe that any of those persons nominated will not be available to serve as a director. However, if such a situation should arise, the accompanying Proxy Card will be voted for the election in his or her stead of such other person as the Board of Directors may recommend.

          The affirmative vote of the holders of a majority of the shares of Class A Common Stock and Special Preferred Stock represented in person or by proxy and entitled to vote at the Annual Meeting, voting as a single class, is required to elect each director nominee, provided that there is a quorum present at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

NOMINEES

          The Board of Directors has recommended and approved the nomination of the following 11 nominees for election as directors of the Company:

          John W. Adams, Todd G. Cole, Richard F. Conway, Robert G. Coo, Carol A. Fukunaga, William Boyce Lum, Richard K. Matros, Reno F. Morella, Bruce R. Nobles, Samson Poomaihealani and Edward Z. Safady.

          All of the nominees, except Mr. Morella who filled a vacancy on the Board in March 1996, were elected by the shareholders at the January 30, 1996 Special Meeting of Shareholders. Two of the incumbent directors, Mr. Nobles and Mr. Morella, are full-time employees of the Company. The nominees have a wide and valuable range of judgment and experience from such diverse fields as air transportation, banking, health care services, investment banking and law.

          Certain information about the nominees follows:

           JOHN W. ADAMS has been Chairman of the Board since February 2, 1996. He has been the President of Smith Management Company, a New York based investment firm since 1984. He has been Chairman of the Board of Directors of Regency Health Services, Inc. since 1994. He is also Chairman of the Board of Servico, Inc. and a director of Harvard Industries, Inc. He has been a director of Hawaiian Airlines since January 31, 1996. He was identified for nomination to the Board of Directors by AIP. Age 52.

          TODD G. COLE was Chairman and Chief Executive Officer of CIT Financial Corporation from 1982 until his retirement in 1986. He has served as Managing Director of SH&E, Inc., a consulting firm specializing in aviation from 1992 until 1996, President and Chief Executive Officer of Frontier Airlines, Inc. D.I.P. from 1986 until 1990 and Vice Chairman of Eastern Airlines, Inc. D.I.P. from 1989 until 1991. He is Vice Chairman of CapMAC Holdings, Inc. and is a Director of Kaiser

Ventures, Inc., NAC Re Corporation, Delta Insurance Corporation, Dillon Read Structured Finance Corporation and Arrow Air, Inc. He has been a director of Hawaiian Airlines since 1994. He is member of the Audit Committee. Age 75.

          RICHARD F. CONWAY has been Vice President of Smith Management Company since 1994. He was Senior Vice President of Needham & Company, a New York based investment banking firm from 1992 until 1994 and he was Vice President of Security Pacific Merchant Bank from 1990 until 1991. He is a director of Inland Resources, Inc. He has been a director of Hawaiian Airlines since January 31, 1996. He is Chairman of the Nominating Committee and a member of the Compensation Committee. He was identified for nomination to the Board of Directors by AIP. Age 42.

          ROBERT G. COO has been an independent financial consultant since 1995. He was Vice President and Chief Financial Officer of Pengo Industries, Inc., an investment holding company, from 1990 until 1995. He is a director of First National Bank in San Diego, California and of Regency Health Services, Inc. in Tustin, California. He has been a director of Hawaiian Airlines since January 31, 1996. He is the Chairman of the Audit Committee and a member of the Nominating Committee. He was identified for nomination to the Board of Directors by AIP. Age 54.

          CAROL A. FUKUNAGA has been a Hawaii State Senator since 1992. She was a Hawaii State Representative from 1978 until 1992. She has been a director of Hawaiian Airlines since 1991. She is a member of the Nominating Committee. She was identified for nomination to the Board of Directors by AFA. Age 48.

          WILLIAM BOYCE LUM is a psychologist and an attorney. He has been on the faculty of and a training analyst with the Institute for Psychoanalysis and Psychotherapy of New Jersey since 1988. He has been Of Counsel with the law firm of Lum, Danzis, Drasco, Positan & Kleinberg in Roseland, New Jersey since 1981. He was a director of The Summit Bancorporation from 1981 until 1996. He has been a director of Hawaiian Airlines since January 31, 1996. He was identified for nomination to the Board of Directors by AIP. Age 57.

          RICHARD K. MATROS has been Chief Executive Officer and President of Regency Health Care Services, Inc. since April 1994. He was Chief Executive Officer and President of Care Enterprises, Inc. from January 1994 until April 1994, at which time Care Enterprises, Inc. was merged into Regency Health Care Services, Inc. He was President and Chief Operating Officer of Care Enterprises, Inc. from 1991 until January 1994 and Executive Vice President of Operations of Care Enterprises, Inc., from 1988 until 1991. He has been President of the California Association of Health Facilities since 1995. He has been a director of Hawaiian Airlines since January 31, 1996. He is the Chairman of the Compensation Committee. He was identified for nomination to the Board of Directors by AIP. Age 42.

          RENO F. MORELLA has been a pilot for Hawaiian Airlines since 1978. He is currently a Captain flying the DC-10 aircraft. He has been Chairman of the Hawaiian Master Executive Council of ALPA since 1994. He was the First Officer Category Representative for Council 102 of ALPA from 1993 until 1994. He has been a director of Hawaiian Airlines since March 1, 1996. He was identified for nomination to the Board of Directors by ALPA. Age 47.

          BRUCE R. NOBLES has been the President and Chief Executive Officer of Hawaiian Airlines since 1993. He was Chairman of the Board of Hawaiian Airlines from September 1994 until February 1996. In 1991 he was President and Chief Executive Officer of L'Express, Inc. in New Orleans, Louisiana. He was President and Chief Operating Officer of Trump Shuttle, Inc. in New York, New York from 1988 until 1990. He has been a director of Hawaiian Airlines since 1993. Age 49.

          SAMSON POOMAIHEALANI has been the Assistant General Chairman of the Airline Machinists District 141 of the IAM since 1987. He has been a mechanic for United Airlines, Inc. since 1963. He has been a director of Hawaiian Airlines since 1990. He is a member of the Compensation Committee. He was identified for nomination to the Board of Directors by IAM. Age 54.

          EDWARD Z. SAFADY has been a Vice President of Smith Management Company since October 1995. He was President and Chief Executive Officer of Liberty National Bank in Austin, Texas from 1988 until 1995. He currently serves as Chairman of the Board of Norwest Bank Texas in Austin, N.A. He is also Chairman of the Board of First National Bank in San Diego, California and a director of U.S. Medical Products, Inc. He has been a director of Hawaiian Airlines since January 31, 1996. He is a member of the Audit Committee. He was identified for nomination to the Board of Directors by AIP. Age 38.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE SLATE OF DIRECTOR NOMINEES SET FORTH ABOVE.

                        SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information relating to the beneficial ownership, as of April 8, 1996, of the Company's voting stock of each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Class A Common Stock, Series B Special Preferred Stock, Series C Special Preferred Stock, Series D Special Preferred Stock and Series E Special Preferred Stock. This table also lists the beneficial ownership, as of April 8, 1996, of the Company's Class A Common Stock by each of the directors, by each of the Named Executive Officers (see "Executive Compensation"), and by all directors and executive officers as a group.


            Name and Address (1)               Number of Shares(2)            Percent and Class of Stock
- -------------------------------------------------------------------------------------------------------------
AIP General Partner, Inc.                         18,181,818(3)            67.2% of Class A Common Stock
    885 Avenue of the Americas
    34th Floor                                        4(3)                 100% of Series B Special Preferred
    New York, New York 10022                                                                Stock

 Airline Investors Partnership, L.P.              18,181,818(3)            67.2% of Class A Common Stock
    885 Avenue of the Americas
    34th Floor                                        4(3)                 100% of Series B Special Preferred
    New York, New York 10022                                                                Stock
 Association of Flight Attendants                      1                   100% of Series C Special Preferred
    1625 Massachusetts Avenue, N.W.                                                         Stock
    Washington, DC 20036-2212
    Attn.:David Borer, Esq.
 International Association of Machinists and
 Aerospace Workers                                     1                   100% of Series D Special Preferred
    P.O. Box 3141                                                                           Stock
    South San Francisco, California
    Attn.: Ken Thiede
 Hawaiian Master Executive Council                     1                   100% of Series E Special Preferred
    c/o Airline Pilots Association                                                          Stock
    5959 West Century Boulevard, Suite 576
    Los Angeles, California 90045
    Attn.: Master Chairman, Hawaiian MEC
  John W. Adams                                    18,181,818(3)            67.2% of Class A Common Stock

                                                      4(3)                 100% of Series B Special Preferred
                                                                                          Stock
 Todd G. Cole                                          --                                   --
 Richard F. Conway                                     --                                   --
 Robert C. Coo                                         --                                   --
 Carol A. Fukunaga                                     --                                   --
 William Boyce Lum                                     --                                   --
 Richard K. Matros                                     --                                   --
 Reno F. Morella                                     2,148(4)                     Class A Common Stock*
 Bruce R. Nobles                                   304,342(5)                1.1 % of Class A Common Stock
 Samson Poomaihealani                                  --                                   --
 Edward Z. Safady                                      --                                   --
 Peter W. Jenkins                                   40,000(6)                     Class A Common Stock*
 C.J. David Davies                                  67,672(7)                     Class A Common Stock*
 Frank L. Forster                                   60,534(8)                     Class A Common Stock*
 Clarence K. Lyman                                  51,670(9)                     Class A Common Stock*
 All directors and executive officers as a        18,788,662(10)              67.9% of Class A Common Stock
 group including those named above (21 persons)

                                        7

(1) The address of each of the executive officers and directors is 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819.
(2) Each executive officer and director has sole voting and investment power with respect to the shares listed after his or her name except for shares issued to the Hawaiian ESOP, as defined below, and the Company's Pilots' 401(k) Plan or as otherwise indicated below. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where the percentage exceeds 1%) have been computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. Shares of the Company's Class A Common Stock allocated to participants' accounts in the Hawaiian Airlines, Inc. Employee Stock Plan (the "Hawaiian ESOP") are voted by the Trustee, First Hawaiian Bank, pursuant to written directions of the participants on matters presented at meetings of shareholders; shares with respect to which no participant directions are received are voted according to the direction of the majority of number of shares for which the Trustee receives written directions; and unallocated shares are voted by fiduciaries designated under the Hawaiian ESOP. Shares of the Company's Class A Common Stock allocated to participants' accounts in the Hawaiian Airlines, Inc. Pilots' 401(k) Plan (the "Pilots' 401(k) Plan") are voted by the Trustee, Vanguard Group, Inc., pursuant to written directions of the participants on matters presented at meetings of shareholders; shares with respect to which no participant directions are received are voted according to the direction of the majority of number of shares for which the Trustee received written directions; and unallocated shares are voted by fiduciaries designated under the 401(k) Plan.
(3) The shares reported as owned by Airline Investors Partnership, L.P., of which AIP General Partner, Inc. is its general partner and John W. Adams is AIP General Partner, Inc.'s sole shareholder, include the shares reported as beneficially owned by AIP General Partner, Inc. and John W. Adams. According to their Schedule 13D dated January 31, 1996, Airline Investors Partnership, L.P., AIP General Partner, Inc. and John W. Adams exercise sole voting and dispositive power with respect to all 18,181,818 shares of Class A Common Stock and all four shares of Series B Special Preferred Stock.
(4) Consists entirely of Mr. Morella's account in the Pilots' 401(k) Plan. The number of shares reported represents the equivalent number of shares held through the Pilots 401(k) Plan. The investment is tracked using a unit value accounting method, similar to a mutual fund. To determine the equivalent number of whole shares represented by the fund units, the market value of the shareholder's balance in the Pilots 401(k) Plan was divided by the shares price of the Company's Class A Common Stock.
(5) Includes fully vested and exercisable options to purchase 300,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, as amended, expiring ten years from the date of grant; and 4,342 shares issued to the Hawaiian ESOP.
(6) Consists entirely of fully vested and exercisable options to purchase 40,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, as amended, expiring ten years from the date of grant.
(7) Includes fully vested and exercisable options to purchase 65,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, as amended, expiring ten years from the date of grant; and 2,672 shares issued to the Hawaiian ESOP.
(8) Includes fully vested and exercisable options to purchase 60,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, as amended, expiring ten years from the date of grant; and 534 shares issued to the Hawaiian ESOP.
(9) Includes fully vested and exercisable options to purchase 50,000 shares of Class A Common Stock granted on February 2, 1995 under the 1994 Stock Option Plan, as amended, expiring ten years from the date of grant; and 1,670 shares issued to the Hawaiian ESOP.
(10) The number of shares reported includes the equivalent number of shares held by certain directors and officers through the Pilots 401(k) Plan. The investment is tracked using a unit value accounting method, similar to a mutual fund. To determine the equivalent number of whole shares represented by the fund units, the market value of the shareholder's balance in the Pilots 401(k) Plan was divided by the shares price of the Company's Class A Common Stock.
*    Less than 1%

            OTHER MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

          All officers are appointed annually by the Board of Directors at the Board of Directors' first meeting after the annual meeting of the shareholders at which the Board of Directors is elected. No executive officer or director of the Company bears any relationship by blood, marriage or adoption to any other executive officer or director, except for Mr. Adams and Mr. Coo who are related through marriage.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
 ARRANGEMENTS

          There are currently no employment contracts, termination of employment or change-in-control agreements between the Company and any of its executive officers.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the Company initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Based upon the information supplied to it by such persons, the Company is required to report any known failure to file these reports within the period specified by the instructions to the reporting forms. To the knowledge of the Company, based upon a review of the Section 16(a) reports furnished to the Company and the written representations of officers and directors, all these filing requirements were satisfied by the Company's directors and executive officers with respect to 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During 1995, the Compensation Committee consisted of former directors Messrs. Martin Anderson and Clifton Kagawa and current director Mr. Cole.

          During 1995, the law firm of Goodsill Anderson Quinn & Stifel, of which Mr. Anderson, a member and chairman of the Compensation Committee, is a partner, billed legal fees to the Company in the amount of $102,767. As of December 31, 1995, $9,836 of fees were outstanding. Goodsill Anderson Quinn & Stifel received 28,606 shares of Class A Common Stock upon the June 19, 1995 initial distribution by the Company of shares of Class A Common Stock. Goodsill Anderson Quinn & Stifel sold all 28,606 shares of Class A Common Stock after the initial distribution.

          In conjunction with obtaining financing under the Plan of Reorganization, $2.0 million of letters of credit were provided by certain third parties as additional security for performance of the Company's obligations under the financing. One such letter of credit in the amount of $1.0 million is guaranteed by Mr. Anderson. In consideration for the guarantee, Mr. Anderson received a subordinate security interest in the assets securing the financing and received warrants to purchase 494,505 shares of Class A Common Stock. The warrants have a five-year term, expiring September 12, 1999, and are exercisable at a price equal to $2.73 per share, subject to adjustment pursuant to anti-dilution provisions. As a result of the Transaction, pursuant to the anti-dilution provisions of the warrants, Mr. Anderson received additional warrants to purchase 293,678 shares of Class A Common Stock. These additional warrants expire September 12, 1999 and are exercisable at a price equal to $1.71 per share.

          Mr. Anderson served as Vice President of the Company from 1976 to 1980, and Vice President-Legal and Assistant Secretary to the Company from 1980-1981.

          Mr. Kagawa, a former member of the Compensation Committee, is the President and Chief Executive Officer of Hill and Knowlton Asia Pacific, and senior representative in Hawaii for WPP Group plc, the parent company of Hill and Knowlton, Inc., and advertising agency Ogilvy and Mather Worldwide. Hill and Knowlton, Inc. is a public relations company which provides services to the Company. During 1995, this public relations company billed the Company for services totaling $181,457 and collected the full amount billed. Hill and Knowlton, Inc. received 1,431 shares of Class A Common Stock upon the June 19, 1995 initial distribution by the Company of shares of Class A Common Stock. Hill and Knowlton, Inc. sold all 1,431 shares of Class A Common Stock after the initial distribution. The Company also employs the services of Ogilvy & Mather Hawaii, which received 20,410 shares of Class A Common Stock upon the June 19, 1995 initial distribution by the Company of shares of Class A Common Stock. Ogilvy & Mather Hawaii sold all 20,410 shares of Class A Common Stock after the initial distribution. During 1995, this advertising agency billed the Company for services totaling $2,852,998 and collected net revenue of $2,852,998.

COMPENSATION COMMITTEE REPORT

          The Compensation Committee of the Board of Directors (the "Committee") was formed in October 1994 after the Company's Third Amended Consolidated Plan of Reorganization became effective in September 1994. The Committee is charged with making salary recommendations to the full Board of Directors for Company executive officers at the Vice President level and higher along with recommendations for bonuses, deferred compensation, stock option plans and director compensation. The Committee grants awards under and administers the 1994 Stock Option Plan.

          In November 1994, the Committee obtained a detailed review of executive compensation from KPMG Peat Marwick LLP to aid in determining compensation levels. The information consisted of base salaries and total compensation paid to the Chief Executive Officers, and formulations of long-term incentive plans, bonuses, insurance and stock option plans for executive officers, of the Company's peer group and major airlines. For these purposes, the Company's peer group consisted of Alaska Air Group, America West, Atlantic Southeast, Comair Holdings, Mesa Airlines, SkyWest, Inc., Southwest Airlines and World Airways. Many airlines of the peer group used for determining executive compensation were also used as the peer group for the Stock Performance Graph. See "Stock Performance Graph" below.

          On December 1, 1994, the Committee recommended and the Board of Directors approved a salary increase for the Chief Executive Officer. The Chief Executive Officer, Mr. Nobles, was a director but did not participate in the decision to increase his salary. The Board compared the levels of chief executive officer compensation for the other airlines with the level of compensation of the Company's Chief Executive Officer. Because the Company emerged from bankruptcy late in 1994, the Committee did not believe that the Company's performance in 1994 was a relevant factor in determining the Chief Executive Officer's compensation. Mr. Nobles, the Chief Executive Officer, recommended that the Board raise the salaries of the Company's most highly compensated Executive Officers based upon their significant contributions to the Company. The information contained in the executive compensation review compared revenues to salaries of Chief Executive Officers. Because the Company's revenues had not been as high as those of many of the other members of the peer group, the Compensation Committee and the Board of Directors did not want to set the salaries for the Company's most highly compensated Executive Officers, including the Chief Executive Officer, as high as those of the comparable officers of such other companies. The Board realized, however, that there was a possibility that if they did not raise salaries, certain key executive officers might leave the Company. Because the Board believed that these certain key executive officers were important to the Company's daily operation, the Company's most highly compensated Executive Officers received raises in 1995, which placed their salaries somewhat closer to those of comparable officers of their peer group.

                           THE 1995 BOARD OF DIRECTORS

          Martin Anderson                    Jeffrey A. Brodsky
          Todd G. Cole                       Carol A. Fukunaga
          Richard L. Humphreys               Clifton Kagawa
          Bruce R. Nobles                    Einar Olafsson
          Samson Poomaihealani               David B. Urrea
          Samuel A. Woodward

The above report of the Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

                             EXECUTIVE COMPENSATION

          The following Summary Compensation Table sets forth certain information regarding compensation paid for the last three fiscal years to the Company's Chief Executive Officer and its four other most highly compensated executive officers ("Named Executive Officers") whose salary and bonus exceeded $100,000 in the 1995 fiscal year.

                                                  SUMMARY COMPENSATION TABLE


                                                                                                            Long Term
                                                                                                          Compensation
                                                                  Annual Compensation                        Awards
- -----------------------------------------------------------------------------------------------------------------------

                                                                                                           Securities
       Name and Principal                                      Salary           Bonus       Other Annual   Underlying
            Position                               Year          ($)             ($)        Compensation    Options*
       ------------------                          ----          ---             ---        ------------    --------

 Bruce R. Nobles                                   1995        295,000             --         41,200(1)     300,000
 President and Chief                               1994        199,166         50,000         43,749(1)          --
 Executive Officer                                 1993        100,454(2)      50,000(3)      39,590(1)          --

 Frank L. Forster                                  1995        187,083             --            (4)         60,000
 Senior Vice President and Chief                   1994        100,250(2)      17,500            (4)             --
 Operating Officer                                 1993             --             --            --              --

 C.J. David Davies(5)                                 1995        182,292             --            (4)         65,000
 Senior Vice President-                            1994        120,000         25,000            (4)             --
 Finance and Chief                                 1993         50,000(2)          --            (4)             --
 Financial Officer

 Peter W. Jenkins                                  1995        177,500             --            (4)         40,000
 Senior Vice President-                            1994         72,170(2)       5,000            (4)             --
 Marketing and Sales                               1993             --             --            --              --

 Clarence K. Lyman
 Vice President-Finance,                           1995        105,625             --            --          50,000
 Treasurer and Assistant                           1994         95,000         17,500            --              --
 Corporate Secretary                               1993         79,479             --            (4)             --



______________
* The options are fully vested and exercisable. They were granted to certain key executive officers of the Company on February 2, 1995 pursuant to the 1994 Stock Option Plan, as amended. See "1994 Employee Stock Option Plan" below.
(1) Includes a housing allowance of $36,000 in both 1995 and 1994, $20,000 in 1993 and certain Company or HAL, INC. related club and business expenses.
(2) These salaries represent the actual amounts paid to the Named Executive Officer as the Named Executive Officer was not employed by the Company for the entire calendar year. Mr. Nobles' reflected compensation is for the period beginning June 10, 1993 through December 31, 1993, Mr. Forster's compensation reflects a consulting fee for the months January and February 1994, as well as Chief Operating Officer compensation beginning March 1, 1994 through December 31, 1994. Mr. Davies' reflected compensation is for the period beginning July 16, 1993 through December 31, 1993. Mr. Jenkins reflected compensation is for the period beginning May 9, 1994 through December 31, 1994.
(3)  This represents a signing bonus intended to cover moving expenses.

(4) The Company provides various perquisites to its executives which are not disclosed in accordance with SEC regulations because the value of such perquisites is less than 10% of the executive's combined salary and bonus.
(5) Mr. Davies was succeeded as Chief Financial Officer by John L. Garibaldi in May 1996.

          In September 1993, the Company, HAL, INC. and West Maui Airport, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. At the time or within two years before the time of the Chapter 11 filing, the present executive officers of the Company except Messrs. Forster, Jenkins, Taniguchi and Davis were executive officers of the Company, HAL, INC. and/or West Maui Airport, Inc. and Messrs. Nobles and Poomaihealani and Ms. Fukunaga were directors of the Company, HAL, INC. and/or West Maui Airport, Inc.

1994 EMPLOYEE STOCK OPTION PLAN

          Pursuant to the terms of the Plan of Reorganization, 600,000 shares of the Company's Class A Common Stock have been reserved for issuance under a 1994 Stock Option Plan. The 1994 Stock Option Plan provides for issuance of options to officers and key employees of the Company, with the terms of such options and the recipients of such options to be determined by a committee. In February 1995, the Compensation Committee of the Board of Directors approved a form of nonqualified stock option agreement and granted options under such agreements covering substantially all of the 600,000 reserved shares. The Compensation Committee established the exercise price of the options granted as equal to 25% of the average of the closing prices of the Class A Common Stock as reported on the American Stock Exchange (the "AMEX") for the ten consecutive days of trading beginning on June 26, 1995. The initial distribution of Class A Common Stock occurred on June 19, 1995. Trading during the succeeding days was so volatile that the AMEX suspended trading on June 23, 1995. Trading was resumed on June 26, 1995. The application of the aforementioned formula resulted in an option exercise price of $1.62 per share. At the 1995 Annual Meeting of Shareholders, the shareholders ratified the prior approval of the 1994 Stock Option Plan. The Company has since registered these 600,000 shares of Class A Common Stock with the SEC.

          The following table sets forth the (i) aggregated option exercises in the last fiscal year and (ii) fiscal year-end option value for each of the Named Executive Officers in 1995.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR ("FY"), AND FY-END OPTION VALUE


                                                           Number of      Valu of Unexercised
                                                          Securities      In-the-Money Options
                                                          Underlying               at
                                                          Unexercised          FY-End ($)
                                                          Options at
                                                          FY-End (#)

                         Shares
                       Acquired on
         Name          Exercise (#)   Value Realized ($)    Exercisable        Exercisable(1)
                      ------------    ------------------    -----------        --------------
 Bruce R. Nobles            0                 0              300,000             207,750
 Frank L. Forster           0                 0               60,000              41,550
 C.J. David Davies          0                 0               65,000              45,012.50
 Peter W. Jenkins           0                 0               40,000              27,700
 Clarence K. Lyman          0                 0               50,000              34,625

(1)Based on the market value of the Class A Common Stock of $2.3125 on the close of business on December 29, 1995, less the exercise price of $1.62.

          The options are fully vested and exercisable pursuant to the terms of the 1994 Stock Option Plan. As of the Record Date, none of the options has been exercised.

          The following table sets forth the option grants pursuant to the 1994 Employee Stock Option Plan to the Named Executive Officers in fiscal year 1995.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                        Individual Grants

- -------------------------------------------------------------------------------------------------------------------------------
                                             % of Total                                          Potential Realizable Value at
                          Number of            Options                                           Assumed Annual Rates of Stock
                         Securities          Granted to           Exercise                       Price Appreciation for Option
                         Underlying           Employees            or Base                                  Term (3)
                           Options            in Fiscal             Price         Expiration
Name                    Granted (#)(1)          Year              ($/Sh)(2)          Date             5% ($)          10%($)
- -------------------------------------------------------------------------------------------------------------------------------
 Bruce R. Nobles          300,000            50.6%                1.62               2/2/05          1,292,753      2,346,367
 Frank Forster             60,000            10.1%                1.62               2/2/05            258,551        469,273
 C.J. David Davies         65,000            11.0%                1.62               2/2/05            280,096        508,379
 Peter W. Jenkins          40,000             6.8%                1.62               2/2/05            172,367        312,849
 Clarence Lyman            50,000             8.4%                1.62               2/2/05            215,459        391,061



_______________
(1) The options are exercisable pursuant to the terms of the 1994 Stock Option Plan. The 1994 Stock Option Plan provides for the use of option shares to meet an employee's required tax withholding. In addition, the Company may make arrangements with an independent party to assist employees in consummating an immediate sale of stock acquired by exercise of stock options.
(2) The exercise price is $1.62 per share. The Committee administering the 1994 Stock Option Plan (the "Committee"), with the consent of the optionee, may amend the terms of any Option to provide that the exercise price of the shares remaining subject to the option shall be reestablished at an exercise price determined by the Committee at the date the terms of such options are amended. See "1994 Employee Stock Option Plan" above for further discussion on the exercise price.
(3) Because no shares of Class A Common Stock had been issued upon the date of grant, the price used for calculating the potential realizable value at assumed annual rates of stock price appreciation is $3.64, the price at which each share was valued on the Effective Date prior to the distribution of the Class A Common Stock following the Reorganization. There can be no assurance provided to any executive officer or other holder of the Company's securities that the actual stock price will appreciate over the 10-year option term, or that, if the stock price does appreciate, the appreciation will be at the assumed 5% and 10% levels or at any other defined level.

HAWAIIAN AIRLINES, INC. PENSION PLAN FOR SALARIED EMPLOYEES

          The Company has several retirement plans covering a substantial number of its employees. The Hawaiian Airlines, Inc. Pension Plan for Salaried Employees (the "Salaried Plan") covers those directors and officers who are employees of the Company hired prior to September 1, 1992. Effective October 1, 1993, the Salaried Plan was frozen. The Salaried Plan continued after the Effective Date of the Plan of Reorganization, but credited service is not recognized after September 1993 and the 1994 calendar year compensation is not taken into account.

          Benefits paid under the Salaried Plan are primarily determined by the number of years the employee participated in the Salaried Plan through October 1, 1993 and the employee's average compensation for the five consecutive calendar years through 1993 that results in the highest average.

For purposes of the Salaried Plan, compensation includes only base compensation; overtime, bonuses and other forms of compensation are not included.

          The following table shows the annual amounts payable in the form of a single life annuity commencing at age 65 under the current provisions of the Salaried Plan, without regard to any survivor options, based on assumed earnings for various years of credited service, as indicated. The benefits shown in the table are not subject to a deduction for Social Security payments or other offset amounts.


       Assumed Average
     Annual Earnings for
         Highest Five                        Years of Credited Service
    Consecutive Calendar
           Years
                                15        20        25        30        35
          $25,000             $6,000    $8,000   $10,000   $12,000   $14,000
           50,000            $12,000   $16,000   $20,000   $24,000   $28,000
           75,000            $18,000   $24,000   $30,000   $36,000   $42,000
          100,000            $24,000   $32,000   $40,000   $48,000   $56,000
          125,000            $30,000   $40,000   $50,000   $60,000   $70,000
          150,000(1)         $36,000   $48,000   $60,000   $72,000   $84,000

______________
(1) Pursuant to Section 401 of the Internal Revenue Code, effective January 1, 1994, no more than $150,000 (as adjusted from time to time by the Internal Revenue Service) of compensation may be taken into consideration in calculating benefits payable under the Salaried Plan.

          The years of credited service as of October 1, 1993 and the 1995 calendar year compensation covered by the Salaried Plan for Messrs. Forster and Lyman are 2.58 years and $0 and 7.17 years and $0, respectively. Compensation earned in the 1995 calendar year is not taken into account when calculating final average earnings under the Salaried Plan because the Salaried Plan was frozen as of October 1, 1993. Messrs. Nobles, Davies and Jenkins are not eligible to participate under the Salaried Plan.

INDEMNITY AGREEMENTS AND INDEMNIFICATION TRUST AGREEMENT

          At the 1995 Annual Meeting of Shareholders, the shareholders approved and authorized the Company to enter into Indemnity Agreements and an Indemnification Trust Agreement benefiting the Company's directors and certain of its officers. The Indemnification Trust Agreement sets forth the terms of a trust fund created by the Company to fund the Company's obligations for indemnification pursuant to the Indemnification Agreements. Prior to the consummation of the Transaction, the Board of Directors of the Company determined that the Indemnification Trust Agreement was no longer necessary for indemnification purposes. As a result, as of January 30, 1996, the Indemnification Trust Agreement was terminated. Furthermore, the Indemnity Agreements have been amended and restated to delete any reference to the Indemnification Trust Agreement. Under the terms of the Indemnity Agreements and the Indemnification Trust Agreement, shareholder approval is not a requirement for amendment of the Indemnity Agreements nor for termination of the Indemnification Trust Agreement.

STOCK PERFORMANCE GRAPH

          The following graph compares cumulative total return of the Company, the S&P 500 Index and the Company's selected Peer Issuer Index from June 21, 1995, the first day of trading of the Class A Common Stock on the AMEX, to December 31, 1995. The Peer Issuers the Company selected consist of Alaska Airgroup Inc., America West Airlines, Amtran, Inc., Atlantic Coast Airlines, Inc., Atlantic Southeast Airlines, Comair Holdings Inc., Great Lakes Aviation Ltd., Mesa Airlines, Inc., Reno Air Inc., Southwest Airlines and Valujet Inc. The S&P 500 Index and the Company's selected Peer Issuer Index for the month of June have been prorated to arrive at the beginning index used in this graph. The comparison assumes $100 was invested on June 21, 1995 in the Class A Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.


  COMPANY & INDEX NAME          BASE PERIOD       6/21/95 TO 12/29/95
                                   6/21/95               RETURN

- ------------------------------------------------------------------------
  HAWAIIAN AIRLINES, INC.            100                 61.68
  S&P 500 INDEX                      100                114.61
  PEER GROUP                         100                103.20

          The stock performance depicted in the graph above is not necessarily indicative of future performance. The Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or Exchange Act.

                              PROPOSALS 2 THROUGH 6
                               CHARTER AMENDMENTS

          The Board of Directors has unanimously approved and recommends for shareholder approval five proposed amendments set forth below (the "Charter Amendments") to Articles II, IV and VI of the Amended Articles of Incorporation of the Company (the "Articles of Incorporation"), and to the Designation of Preferred Stock (the "Series A Preferred Designation") creating the Company's Series A Junior Participating Cumulative Preferred Stock (the "Series A Preferred"), which by operation of Hawaii law constituted an amendment to the Articles of Incorporation when filed by the Director of Commerce and Consumer Affairs of the State of Hawaii on December 15, 1994.

          The Proposed Charter Amendments will each be voted on separately. The affirmative vote of the holders of not less than two-thirds (2/3) of the shares of issued and outstanding Class A Common Stock and Special Preferred Stock voting as a single class is required to approve each of the Proposed Charter Amendments.

                                   PROPOSAL 2
                        FIRST PROPOSED CHARTER AMENDMENT

AMENDMENT TO ARTICLE II OF ARTICLES OF INCORPORATION TO CORRECT THE COMPANY'S MAILING ADDRESS

          The Board of Directors recommends for shareholder approval a proposed amendment (the "First Proposed Charter Amendment") to Article II of the Articles of Incorporation to reflect the current mailing address of the Company and to provide that the Company's mailing address may be changed in the future by an amendment to the Bylaws of the Company.

          Article II currently states that the mailing address of the principal office of the Company shall be 531 Ohohia Street, Honolulu, Hawaii 96819. However, in May 1995 the Company moved its headquarters and changed its mailing address from 531 Ohohia Street to 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819. The First Proposed Charter Amendment corrects the mailing address of the Company set forth in Article II of the Articles of Incorporation and adds new text which provides that the mailing address of the Company may be changed in the future by amendment to the Bylaws of the Company. The Bylaws of the Company may be amended to specify a new mailing address by action of a majority of the Board of Directors. The addition of this provision to Article II will avoid the future expense associated with obtaining shareholder approval of further amendments to Article II of the Articles of Incorporation in the event the Company subsequently moves its principal office and changes it mailing address.

       If the First Proposed Charter Amendment is approved, Article II of the Articles of Incorporation will be amended to read as follows:

       "The location of the principal office of the Corporation shall be in the City of Honolulu, Island of Oahu, State of Hawaii, and the mailing address of the principal office of the Corporation shall be 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819, or such other mailing address as shall be specified by an amendment to the Bylaws of the Corporation. The Corporation may have such other offices within and without the State of Hawaii as its business may have from time to time require."

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 2.


                                   PROPOSAL 3
               RATIFICATION OF CONVERSION OF CLASS B COMMON STOCK
                  TO CLASS A COMMON STOCK AND SECOND PROPOSED
                                CHARTER AMENDMENT

RATIFICATION OF CONVERSION OF CLASS B COMMON STOCK TO CLASS A COMMON STOCK AND AMENDMENT TO SECTIONS A AND B OF ARTICLE IV OF THE ARTICLES OF INCORPORATION TO ELIMINATE THE COMPANY'S CLASS B COMMON STOCK

          The Board of Directors recommends for shareholder approval (i) ratification of the conversion of shares of Class B Common Stock to Class A Common Stock ("Ratification of Conversion") and (ii) proposed amendments to Sections A and B of Article IV of the Articles of Incorporation to (a) eliminate the Class B Common Stock and (b) designate the Company's Class A Common Stock as "Common Stock."

          The Class B Common Stock was created to address certain ownership restrictions under provisions of the federal Transportation Act in light of circumstances confronting the Company in connection with its bankruptcy reorganization proceedings. On September 21, 1993, the Company, together with HAL, INC., its parent company, and West Maui Airport, Inc., another wholly owned subsidiary of HAL, INC. (collectively, the "Debtors") commenced reorganization cases by filing voluntary petitions for relief under Chapter 11, Title 11 of the U.S. Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Hawaii. Concurrently therewith, the Debtors filed a Consolidated Plan of Reorganization dated September 21, 1993 (as amended through the most recent amendment dated April 20, 1995, the "Plan of Reorganization"). On August 30, 1994, the U.S. Bankruptcy Court entered an order confirming the Plan of Reorganization and, with the satisfaction of certain conditions, the Plan of Reorganization became effective on September 12, 1994 (the "Effective Date"). Pursuant to the Plan of Reorganization, on the Effective Date, first West Maui Airport, Inc. and then HAL, INC. were merged with and into Hawaiian Airlines with Hawaiian Airlines being the sole surviving corporation. On the Effective Date, all of the outstanding equity securities of the Company, HAL, INC., and West Maui Airport, Inc. were canceled.

          Under the Plan of Reorganization, the Company was to issue and distribute 9,400,000 shares of its common stock to unsecured creditors whose claims were allowed under the Plan of Reorganization. However, a distribution of voting common stock to all unsecured creditors would have presented a serious problem because it would have resulted in foreign ownership of more than 25% of the voting stock of the Company. The federal Transportation Act prohibits the ownership by non-U.S. citizens or entities of more than 25% of the voting stock of the Company.

          To address this situation, the Class B Common Stock was created with the consent of the U.S. Bankruptcy Court and the two largest non-U.S. citizen unsecured creditors. The Class B Common Stock is in all respects identical to the Class A Common Stock, except that the Class B Common Stock has voting rights in only a highly limited number of circumstances and is convertible into Class A Common Stock. The Articles of Incorporation provide that shares of the Class B Common Stock convert to shares of Class A Common Stock upon transfer to a U.S. citizen or when the Company determines that the number of shares of Class A Common Stock held by the persons who are not U.S. citizens has decreased sufficiently to allow the Class B Common Stock to be converted with the result that all holders of Class A Common Stock (or any other rights, options or warrants to acquire Common Stock) who are non-U.S. citizens would not thereafter own more than 24% of the Class A Common Stock of the Company after all the distributions have been made pursuant to the Plan of Reorganization.

          On June 19, 1995, the Company commenced distribution pursuant to the Plan of Reorganization of its Class A Common Stock and Class B Common Stock to unsecured creditors whose claims had been allowed. The two largest unsecured creditors who were non-U.S. citizens received a combination of Class A Common Stock and Class B Common Stock in such proportion as to insure that the total number of shares of Class A Common Stock held by all such persons did not exceed the 25% foreign ownership restriction. A total of 2,252,404 shares of Class B Common Stock ultimately were issued out of the 3,050,000 shares of Class B Common Stock authorized in the Articles of Incorporation.

          At the Special Meeting of Shareholders on January 30, 1996, the shareholders of the Company approved the Transaction with AIP. The Transaction was consummated on January 31, 1996. In light of the issuance, pursuant to the Transaction, of a substantial number of shares to a U.S. citizen, representing more than 67% of all outstanding shares of Common Stock of the Company, and taking into account (a) other ownership of shares of Class A Common Stock by U.S. citizens, (b) all outstanding rights, warrants and options to acquire shares of Class A Common Stock and (c) final distributions that may be made when the few remaining claims of unsecured creditors of the Debtors are resolved, the Company concluded that all of the outstanding shares of Class B Common Stock could be converted into shares of Class A Common Stock without posing a foreign ownership problem. Although the Articles of Incorporation provided that conversion of all outstanding shares of Class B Common Stock would occur after all distributions had been made under the Plan of Reorganization so as to insure that a foreign ownership problem would not be presented at the time of any such remaining distributions, the Board of Directors concluded that the purpose of this provision had been satisfied and that it need not delay conversion because substantially all of the shares to be issued under the Plan of Reorganization had been issued and any foreign ownership problem had been resolved by virtue of the Transaction. Accordingly, all 2,252,404 previously issued and outstanding shares of Class B Common Stock have been converted to Class A Common Stock and the converted shares of Class B Common Stock have been canceled and may not be reissued. The 797, 596 shares of Class B Common Stock that currently remain authorized will not be issued in the future and their continued authorization thus serves no purpose.

          Because the purposes for which the Class B Common Stock was originally created have been satisfied, the Board of Directors recommends (a) shareholder Ratification of the Conversion of the Class B Common Stock into Class A Common Stock, (b) elimination of the Class B Common Stock and (c) designation of the Class A Common Stock as "Common Stock" through adoption of the Second Proposed Charter Amendment. Elimination of the Class B Common Stock will simplify the Company's capital stock structure. The Company's capital stock will thereafter consist of only two classes, Common Stock and Preferred Stock, and Sections A and B of Article IV will be simplified by deleting the provisions that were only necessary because of the existence of the Class B Common Stock. This amendment will not reduce the total number of shares of Class A Common Stock that may be issued in that the Company will be permitted to issue up to 60,000,000 shares of Common Stock, which is the same aggregate number of shares of Class A Common Stock and Class B Common Stock that may be issued under the current Articles of Incorporation.

       If Proposal 3 is approved, the conversion of all previously outstanding shares of Class B Common Stock will be ratified by shareholders and Sections A and B of Article IV of the Articles of Incorporation will be amended to read as follows:

       "A.     The Corporation is authorized to issue two classes of shares of capital stock, which shall be designated Common Stock and Preferred Stock, respectively. The total number of shares of capital stock which the Corporation is authorized to issue is sixty-two million (62,000,000) shares.

       B. (i) The total number of shares of Common Stock which the Corporation shall have authority to issue is sixty million
       (60,000,000) shares, and all such shares shall have a par value of $.01 per share.
               (ii) The Common Stock shall have all the voting rights provided under the Hawaii Business Corporation Act for voting common stock except as otherwise provided in these Amended Articles of Incorporation.
               (iii) The ownership or control of more than twenty-five percent (25%) of the issued and outstanding voting capital stock of the Corporation by persons who are not "citizens of the United States" as defined in Section 102(a)(15) of the Transportation Act (49 u.S.C.
       Section 4101, ET SEQ., the "Act") is prohibited; provided, however, that such percentage shall be deemed to be automatically increased or decreased from time to time so that percentage of ownership which is then permissible by persons who are not "citizens of the United States" under the Act or under any successor or other law of the United States of America which provides for the regulation of, or is otherwise applicable to, the corporation or its subsidiaries in their business activities. As used in the preceding sentence, capital stock of the corporation means the common stock and any shares of preferred stock of the corporation entitled to vote on matters generally referred to the shareholders for a vote.
       (iv) All shares of Common Stock shall rank equally in the event of liquidation of the Corporation and shall be entitled to any assets of the Corporation available for distribution to shareholders after payment in full of any preferential amount to which holders of Preferred Stock may be entitled.
       (v) Any certificates that represent shares of Class A Common Stock and any documents that refer to shares of Class A Common Stock shall for all purposes be deemed to represent and refer to shares of Common Stock of the Company."

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 3.


                                   PROPOSAL 4
                        THIRD PROPOSED CHARTER AMENDMENT

AMENDMENT TO SECTION C AND DELETION OF SECTION F OF ARTICLE IV OF THE ARTICLES OF INCORPORATION TO ELIMINATE PROVISIONS NO LONGER REQUIRED BY THE PLAN OF REORGANIZATION OR SECTION 1123 OF THE UNITED STATES BANKRUPTCY CODE

       The Board of Directors recommends for shareholder approval proposed amendments to Sections C and F of Article IV of the Articles of Incorporation (the "Third Proposed Charter Amendment") to delete: (i) the references to
Section 1123 of the Bankruptcy Code and the reference to the Plan of Reorganization in Section C and (ii) Section F in its entirety.

       The provisions proposed to be deleted were included in the Articles of Incorporation in August 1994, pursuant to Section 1123 (a)(6) of the Bankruptcy Code, which requires that a reorganized debtor's charter include a provision prohibiting the issuance of nonvoting equity securities. There is no requirement under the Bankruptcy Code, or under the Plan of Reorganization, however, that such provisions, once included in a corporate charter, may not be deleted by vote of the shareholders of the reorganized debtor. Section F of
Article IV expressly recognizes that the prohibition on issuance of nonvoting securities (a) is subject to the further amendment of the Articles of Incorporation and (b) is included in compliance with Section 1123 of the Bankruptcy Code and is to have no further force and effect beyond what is required by that section.

          The Plan of Reorganization has been substantially consummated in that more than 93% of all of the shares of Class A Common Stock and Class B Common Stock required to be issued under the Plan of Reorganization have been issued, and the remaining shares will be issued when the unresolved claims of creditors have been allowed. Because all prepetition creditors who were entitled to receive voting shares have or will receive such shares, their equity interest in the reorganized Company (including the right to vote their shares) has been protected as required by the Bankruptcy Code. Because the restriction on the issuance of non-voting shares is not required for the protection of prepetition creditors under Section 1123 of the Bankruptcy Code, the Board of Directors of the Company has determined that the restriction should be deleted from the Articles of Incorporation.

         All equity securities of the Company that are currently issued and outstanding (or which will be issued when the disputed claims are allowed) are and will continue to be voting securities. However, the Board of Directors of the Company is authorized to create and then issue additional shares of the Company's Preferred Stock. If the Third Proposed Charter Amendment is adopted, the Board of Directors would be permitted to specify that shares of any new series of Preferred Stock it might create would be nonvoting. Although there currently are no plans to create or issue additional shares of the Company's Preferred Stock, in the event such shares are to be created and issued in the future, the Board of Directors believes it would be beneficial to the Company and its shareholders if the Board of Directors had the flexibility to provide that such shares are nonvoting.

         If the Third Proposed Charter Amendment is approved, Section C of
Article IV of the Articles of Incorporation will be amended to read as follows:

         "C. The total number of shares of Preferred Stock which this Corporation is authorized to issue is two million (2,000,000) shares having a par value of $.01 each and which may be issued from time to time in one or more series. Prior to or simultaneously with the creation and/or issuance of any such series, the Board of Directors is hereby authorized to fix the voting powers, designations, preferences and participating, optional, relative or other special rights, and qualifications, limitations or restrictions thereof to the full extent permitted by the laws of the State of Hawaii, unless such voting powers, designations, preferences, rights and qualifications, limitations or restrictions thereof are otherwise established by these Amended Articles of Incorporation; provided that, in no event shall any shares, except shares of the Series A Junior Participating Cumulative Preferred Stock, par value $.01 per share, be entitled to more than one vote per share on any matters for which shareholder approval is required. Unless otherwise provided in the resolution creating a series, all shares of that series redeemed, repurchased or otherwise reacquired, as well as shares of a series authorized but not yet issued, shall thereupon, without further action by the Board of Directors, be or become authorized but unissued shares subject to all of the authority of the Board of Directors in this Article IV provided."

         Section F of Article IV of the Articles of Incorporation will be deleted in its entirety if the Third Proposed Charter Amendment is approved.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL
         4.

                                   PROPOSAL 5
                        FOURTH PROPOSED CHARTER AMENDMENT

AMENDMENT TO SECTION D OF ARTICLE IV OF THE ARTICLES OF INCORPORATION AND THE SERIES A DESIGNATION TO INSURE THAT NO HOLDER OF ANY SECURITIES OF THE COMPANY SHALL HAVE PREEMPTIVE RIGHTS UNLESS GRANTED BY THE BOARD OF DIRECTORS

          The Board of Directors recommends for shareholder approval a proposed amendment to Section D of Article IV of the Articles of Incorporation, and to the addition of a new Section 12 to the Series A Preferred Designation (collectively, the "Fourth Proposed Charter Amendment"), to provide that no holders of any series of Preferred Stock or other securities of the Corporation will have preemptive rights, except as expressly granted in the discretion of the Board of Directors. Preemptive rights are the rights that security holders have to subscribe to shares of capital stock or other securities subsequently issued by the Company.

          Section 415-26 of the Hawaii Business Corporation Act (the "HBCA") provides that a corporation's articles of incorporation may "deny, limit or restrict, or may be amended so as to deny, limit or restrict, the right of shareholders of the corporation, which may exist by virtue of the common law or by virtue of the existing articles of incorporation, to subscribe for additional shares of stock, whether then or thereafter authorized." Inasmuch as the existence and extent of any common law preemptive rights have never been adjudicated by a Hawaii court in any reported decision, the Company believes that including a provision in the Articles of Incorporation to deny preemptive rights, unless granted by the Board of Directors, is highly desirable. In the absence of such a provision, a common law preemptive rights offering to existing shareholders might be required before the Company's securities could otherwise be issued, and this could be costly and severely limit the Company's flexibility in the timing, pricing and offering of its securities, to the likely detriment of the Company and its shareholders.

          Section D of Article IV of the Articles of Incorporation currently provides that holders of the Common Stock of the Company do not have preemptive rights. However, this provision does not apply to holders of the Company's Preferred Stock or to holders of other types of securities that might be issued in the future. If the Fourth Proposed Charter Amendment is adopted, Section D will be modified to extend its denial of preemptive rights to holders of Preferred Stock and of any other securities of the Company.

          The Board of Directors has created five series of its Preferred Stock
- -- Series A Preferred Junior Participating Cumulative (the "Series A Preferred Stock"), and the Series B, C, D and E Special Preferred Stock. No shares of the Company's Series A Preferred Stock, which was created for possible issuance pursuant to the Company's Rights Plan adopted in December of 1994, have as yet been issued; all of the authorized shares of the Series B, C, D and E Special Preferred Stock have been issued.

          The Series A Preferred Designation, which creates the Series A Preferred Stock and became an amendment to the Articles of Incorporation upon its filing by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii, does not include a provision denying preemptive rights. However, if the Fourth Proposed Charter Amendment is adopted, the Series A Preferred Designation will be amended to include such a provision in the form of a new Section 12.

          Shareholders of Common Stock do not have preemptive rights under Section D of Article IV of the Articles of Incorporation. Similarly, holders of the Series B, C, D and E Special Preferred Stock, all of the authorized shares of which are issued and outstanding, do not have preemptive rights under a provision in the designation creating those series that is substantially identical to the provision proposed to be added to the Series A Designation. Finally, there are no holders of the Series A Preferred Stock because no shares of Series A Preferred Stock have as yet been issued. Accordingly, no holders of any outstanding shares of the stock of the Company will be denied preemptive rights if the Fourth Proposed Charter Amendment is approved, and approval of such amendment will thus not give rise to any right of shareholders to dissent.

          If the Fourth Proposed Charter Amendment is approved, Section D of
Article IV will be amended to read as follows:

          "D. No holder of the shares of any class of capital stock or other securities of the Corporation shall have any preemptive or preferential right of subscription for or to purchase any shares of any class of stock or other securities of the Corporation, whether now or hereafter authorized, other than such right or rights, if any, and upon such terms and at such prices as the Board of Directors, in its discretion, from time to time may determine. The Board of Directors may issue shares of capital stock or other securities without offering the same in whole or part to the holders of the capital stock or any other securities of the Corporation."

          If the Fourth Proposed Charter Amendment is approved, the Series A Preferred Designation will be amended to add a new Section 12 to read as follows:

          "SECTION 12.   PREEMPTIVE RIGHTS.  No holder of shares of
          Series A Preferred Stock shall have any preemptive or preferential rights of subscription for or to purchase any shares of any class of stock or other securities of the Corporation, whether now or hereafter authorized, other than such right or rights, if any, and upon such terms and at such prices as the Board of Directors, in its discretion, from time to time may determine. The Board of Directors may issue shares of any class of stock or other securities without offering the same in whole or in part to the stockholders of the Corporation."

               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 5.

                                   PROPOSAL 6
                        FIFTH PROPOSED CHARTER AMENDMENT

AMENDMENT TO ARTICLE VI OF THE ARTICLES OF INCORPORATION TO PROVIDE THAT OFFICER TITLES SHALL BE DESIGNATED IN THE BYLAWS AND TO DELETE OFFICER QUALIFICATIONS

          The Board of Directors recommends for shareholder approval a proposed amendment (the "Fifth Proposed Charter Amendment") to Article VI of the Articles of Incorporation that will delete provisions specifying that the Company have certain officer titles and the qualifications of such officers and provide that such matters be provided for in the Company's Bylaws.

          If the Fifth Proposed Charter Amendment is adopted, the specific officer titles set forth in Article VI would be deleted and the titles of officers of the Company would thus be determined by the provisions of the Bylaws of the Company. Similarly, the current provisions in Article VI, providing that the Chairman of the Board shall be a director of the Company, that no other officer and no subordinate officer need be a director of the Company and that officers need not be shareholders, would be deleted. Any such qualifications would be set forth only in the Bylaws of the Company.

          Section 415-50 of the HBCA specifies that the officers of a corporation shall consist of a president, one or more vice-presidents as maybe prescribed in its Bylaws, a secretary, a treasurer and such other officers as may be specified in the corporation's bylaws. However, the HBCA does not require that the officers of a corporation and their titles be specified in the articles of incorporation, nor is there a requirement that the qualifications of officers be set forth in the articles of incorporation.

          There are currently no plans to change titles of any officers of the Company, to select a Chairman of the Board who is not a director, or to change the qualifications of any officer. However, if the Company determines that it would be beneficial to change the titles or qualifications of the Company's officers from time to time, the Board of Directors believes that it should be permitted to do so without the need to amend the Articles of Incorporation.

          If the Fifth Proposed Charter Amendment is adopted, Article VI of the Articles of Incorporation will be amended to read as follows:

          "The officers of the Corporation shall consist of such officers and assistant officers and agents as may be prescribed by the Bylaws. The officers shall be elected or appointed, hold office and may be removed, and shall have such qualifications, as may be prescribed by the Bylaws. Any two or more offices may be held by the same person, provided, however, that not less than two (2) persons shall be officers.

          All officers and agents of the Corporation, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the Bylaws, or as may be determined by resolution of the Board of Directors not inconsistent with the Bylaws."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 6.


                                   PROPOSAL 7
                      APPROVAL OF 1996 STOCK INCENTIVE PLAN

1996 STOCK INCENTIVE PLAN

          The Board of Directors is recommending that shareholders approve the 1996 Stock Incentive Plan (the "Stock Plan"), which was adopted by the Board of Directors of the Company on May 1, 1996, subject to shareholder approval.

          Under the Stock Plan, employees of the Company will be eligible to receive options to purchase Class A Common Stock or other awards. The complete text of the Stock Plan is attached as Appendix A to this Proxy Statement. The following description of the material features of the Stock Plan does not purport to be complete and is qualified in its entirety by reference to Appendix A. The term "employees" in the following discussion is used to refer to officers and directors (other than non-employee directors) and other employees of the Company.

          The purpose of the Stock Plan is to enable the Company to attract, retain and motivate employees by providing for or increasing their proprietary interests in the Company. The Company believes that the stock options and other awards issuable under the Stock Plan constitute a form of compensation that it would not otherwise be able to pay employees. Eligible employees of the Company will be considered for the grant of awards under the Stock Plan at the discretion of the Committee (as defined below).

          The maximum number of shares of Class A Common Stock that may be issued pursuant to awards granted under the Stock Plan is 2,000,000, and the maximum number of shares of Class A Common Stock with respect to which options may be issued during any 12-month period is 200,000, and in each case such maximum is subject to adjustments to prevent dilution.

          The Stock Plan will be administered by the Compensation Committee, which is a committee of disinterested directors appointed by the Board of Directors of the Company (the "Committee"). The Committee consists of two or more non-employee directors of the Company. The Committee has full and final authority to select the employees to receive awards and to grant such awards.
 Subject to the provisions of the Stock Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon achievement by the Company of specified performance criteria. The expenses of administering the Stock Plan will be borne by the Company.

          The Stock Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of Class A Common Stock or any other security or benefit with a value derived from the value of Class A Common Stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such security or benefit or two or more of them in tandem or in the alternative. The Stock Plan does not provide for a minimum amount that employees will be required to pay to acquire benefits in connection with an award. Any such amount will be established by the Committee and set forth in the agreement evidencing the award. For federal income tax purposes, the maximum compensation payable to employees pursuant to the Stock Plan, during the term of the Stock Plan and awards granted thereunder, is equal to the number of shares of Class A Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured (which, in the case of Nonqualified Options
(as defined below), will generally be the date of exercise of the options).

          An award granted under the Stock Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of all or substantially all of the property and assets of the Company or other significant corporate transaction. Any stock option granted to an employee may be a tax-benefited incentive stock option or a non-qualified stock option that is not tax-benefited.

          An award may permit the employee to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, and/or to pay all or part of such employee's tax withholding obligation with respect to such issuance, by (i) delivering previously owned shares of capital stock of the Company or other property, (ii) reducing the amount of shares or other property otherwise issuable pursuant to the award or (iii) delivering a promissory note, the terms and conditions of which will be determined by the Committee. If an option granted to an employee permitted the employee to pay for the shares issuable pursuant thereto with previously owned shares, the employee would be able to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each such transaction to pay the purchase price of the shares acquired in the following transaction, to exercise an option for a large number of shares with no more investment than the original share or shares delivered.

          Pursuant to Section 16(b) of the Exchange Act, directors, certain officers and 10% shareholders of the Company are generally liable to the Company for repayment of any "short-swing" profits realized from any non-exempt purchase and sale of Class A Common Stock occurring within a six-month period. Rule 16b-3, promulgated under the Exchange Act, provides an exemption from Section 16(b) liability for certain transactions by an officer or director pursuant to an employee benefit plan that complies with such Rule. Specifically, the grant of an option under an employee benefit plan that complies with Rule 16b-3 will be an exempt purchase of a security for Section 16(b) purposes provided that the recipient of the option holds the option or the underlying shares for at least six months from the date of grant. The Stock Plan is designed to comply with Rule 16b-3.

          The Stock Plan became effective on the date it was approved by the Board of Directors, subject to shareholder approval. Awards may not be granted under the Stock Plan after the tenth anniversary of the adoption of the Stock Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Class A Common Stock may be issued pursuant to any award after the twentieth anniversary of the adoption of the Stock Plan.

          Subject to limitations imposed by law, the Board of Directors of the Company may amend or terminate the Stock Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the Stock Plan of any rights thereunder without his or her consent.

FEDERAL INCOME TAX TREATMENT

          The following is a brief description of the federal income tax treatment which will generally apply to options issued under the Stock
Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of awards will depend on the specific nature of the award. Such an award may, depending on the conditions applicable to the award, be taxable as an option, as restricted or unrestricted stock, as a cash payment, or otherwise. Recipients of options or other awards should not rely on this discussion for individual tax advice, as each recipient's situation and the tax consequences of any particular award will vary depending upon the specific facts and circumstances involved. Each recipient is advised to consult with his or her own tax advisor for particular federal, as well as state and local, income and any other tax advice.

          INCENTIVE OPTIONS. Pursuant to the Stock Plan, employees may be granted options that are intended to qualify as incentive stock options ("Incentive Options") under the provisions of Section 422 of the Internal Revenue Code (the "Code"). Generally, the optionee is not taxed on the grant or the exercise of an Incentive Option. However, the optionee's "alternative minimum taxable income" for the year of exercise will be increased by the excess of the fair market value of the shares acquired upon the exercise of an Incentive Option ("ISO Shares") over the exercise price, and thus exercise of an Incentive Option may subject the optionee to the "alternative minimum tax" in the year of exercise.

          If the optionee sells the ISO Shares at any time within (a) one year after the date of transfer of ISO Shares to the optionee pursuant to the exercise of the Incentive Option or (b) two years after the date of grant of the Incentive Option (a "Disqualifying Disposition"), then, at the time of such Disqualifying Disposition (1) the optionee will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the ISO Shares on the date of exercise, (2) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the ISO Shares on the date of exercise, over the exercise price of such Incentive Option, and (3) the optionee will recognize capital loss equal to the excess, if any, of the exercise price of such Incentive Option over the sales price of the ISO Shares. If the optionee sells the ISO Shares at any time after the one-year and two-year periods described above, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of such Incentive Option, and the Company will not be entitled to any deduction.

          NONQUALIFIED OPTIONS. The grant of an option or other similar right to acquire stock which does not qualify for treatment as an Incentive Option (a "Nonqualified Option") is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of the exercise) over the exercise price of such option. See "SPECIAL RULES FOR AWARDS GRANTED TO INSIDERS," below.

          SPECIAL RULES FOR AWARDS GRANTED TO INSIDERS. If an optionee is a director, officer or shareholder subject to Section 16 of the Exchange Act (an "Insider") and exercises an option within six months of the date of grant, the timing of the recognition of any ordinary income should be deferred until (and the amount of ordinary income should be determined based on the fair market value (or sales price in the case of a disposition) of the shares of Class A Common Stock upon) the earlier of the following two dates:
(i) six months after the date of grant or (ii) a disposition of the shares of Class A Common Stock, unless the Insider makes an election under Section 83(b) of the Code (an "83(b) Election") within 30 days after exercise to recognize ordinary income based on the value of the Class A Common Stock on the date of exercise. In addition, special rules apply to an Insider who exercises an option having an exercise price greater than the fair market value of the underlying shares on the date of exercise. Insiders should consult their tax advisors to determine the tax consequences to them of exercising options granted to them pursuant to the Stock Plan.

          MISCELLANEOUS TAX ISSUES. Awards may be granted under the Stock Plan which do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the Stock Plan.

          A holder's tax basis in Class A Common Stock acquired pursuant to the Stock Plan generally will equal the amount paid for the Class A Common Stock (including the exercise price of an option) plus any amount recognized as ordinary income with respect to such stock. Other than ordinary income recognized with respect to the Class A Common Stock and included in basis, any subsequent gain or loss upon the disposition of such stock generally will be capital gain or loss (long-term or short-term, depending on the holder's holding period).

          Special rules will apply in cases where a recipient of an award pays the exercise or purchase price of the award or applicable withholding tax obligations under the Stock Plan by delivering previously owned shares of Class A Common Stock or by reducing the amount of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired, and may constitute a Disqualifying Disposition with respect to ISO Shares.

          The terms of the agreements pursuant to which specific awards are made to employees under the Stock Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the ''golden parachute'' provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payments. Recipients of awards should consult their tax advisors as to whether accelerated vesting of an award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

          With certain exceptions, an individual may not deduct investment interest to the extent such interest exceeds the individual's net investment income for the year. Investment interest generally includes interest paid on indebtedness incurred to purchase shares of Class A Common Stock. Interest disallowed under this rule may be carried forward to and deducted in later years, subject to the same limitations.

          The Company generally obtains a deduction equal to the ordinary income recognized by the recipient of an award. However, the Company's deduction for such amounts (including amounts attributable to the ordinary income recognized with respect to options) may be limited to $1,000,000 (per person) annually.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL 7.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS


          KPMG Peat Marwick LLP was the Company's certified public accountant during 1995. The appointment of auditors is approved annually by the Board of Directors, based in part on the recommendation of the Audit Committee. In making its recommendation to appoint KPMG Peat Marwick LLP as the Company's auditor for 1995, the Audit Committee reviewed both the audit scope and estimated audit fees for the proposed 1995 audit. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to questions from shareholders.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

          To be considered for inclusion in the Company's 1997 proxy material under SEC regulations, a shareholder proposal to be considered for presentation at the 1997 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company at its principal offices at 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819 on or before February 5, 1997.

                                  ANNUAL REPORT

          This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1995. The Annual Report, which contains financial and other information regarding the Company, is not incorporated in the Proxy Statement and is not to be deemed a part of the proxy soliciting material.

                                  MISCELLANEOUS

          Except for the matters referred to in the accompanying Notice of Annual Meeting, the Board of Directors does not intend to present any matter for action at the Annual Meeting and knows of no matter to be presented at the Annual Meeting that is a proper subject for action by the shareholders.
However, if any other matters should properly come before the Annual Meeting or any postponements or adjournments thereof, it is intended that votes will be cast pursuant to the authority granted by the enclosed Proxy in accordance with the best judgment of the Proxy Holders.


          WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY. PROXY CARDS SHOULD BE RETURNED BY MAIL IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         RAE A. CAPPS
                         VICE PRESIDENT, GENERAL COUNSEL
                         AND CORPORATE SECRETARY
Honolulu, Hawaii
May 6, 1996

                                     APPENDIX A


                               HAWAIIAN AIRLINES, INC.

                              1996 STOCK INCENTIVE PLAN

              SECTION 1.  PURPOSE OF PLAN

              The purpose of this 1996 Stock Incentive Plan (this "Plan") of Hawaiian Airlines, Inc., a Hawaii corporation (the "Company"), is to enable the Company to attract, retain and motivate its employees by providing for or increasing the proprietary interests of such employees in the Company.

              SECTION 2.  PERSONS ELIGIBLE UNDER PLAN

              Any person, including any director of the Company, who is an employee of the Company (an "Employee") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder.

              SECTION 3.  AWARDS

              (a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with an Employee that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of Class A Common Stock, par value $.01 per share, of the Company ("Common Shares") or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time) with an exercise or conversion privilege at a price related to the Common Shares or with a value derived from the value of the Common Shares. The entering into of any such arrangement is referred to herein as the "grant" of an "Award." If the Company's Amended and Restated Articles of Incorporation are amended to eliminate the Company's
Class B Common Stock and designate the Class A Common Stock as "Common
Stock", following such amendment all references herein to Class A Common
Stock shall be deemed to refer to Common Stock.

              (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

              (c) Common Shares may be issued pursuant to an Award for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

              (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

                   (i) a provision permitting the recipient of such Award, including any recipient who is a director or officer of the Company, to pay the purchase price of the Common Shares or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

                        (A) the delivery of previously owned shares of capital stock of the Company (including "pyramiding") or other property, provided that the Company is not then prohibited from purchasing or acquiring shares of its capital stock or such other property,

                        (B) a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such Award, or

                        (C) the delivery of a promissory note, the terms and conditions of which shall be determined by the Committee;

                   (ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof; or

                   (iii) a provision required in order for such Award to qualify as an incentive stock option (an "Incentive Stock Option") under
    Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that the recipient of such Award is eligible under the Code to receive an Incentive Stock Option.

              (e) Notwithstanding any other provision of this Plan, no Employee shall to be granted options for in excess of 200,000 shares of Class A Common Stock during any 12-month period. This limitation is intended to satisfy the requirements of Section 162(m) of the Code so that compensation attributable to Awards hereunder qualify as performance-based compensation under Section 162(m) of the Code. The limitation under this Section 3(e) shall be subject to adjustment under Section 7 hereof, but only to the extent permitted under Section 162(m) of the Code.

              SECTION 4.  STOCK SUBJECT TO PLAN

              (a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan shall not exceed ______, subject to adjustment as provided in Section 7 hereof; provided, however, that adjustments pursuant to Section 7 shall be limited to those that will not adversely affect the status of options as Incentive Stock Options under Section 422 of the Code.

              (b) The aggregate number of Common Shares issued and issuable pursuant to all Awards (including Incentive Stock Options) granted under this Plan shall not exceed 2,000,000 subject to adjustment as provided in Section 7 hereof.

              (c) For purposes of Section 5(b) hereof, the aggregate number of Common Shares issued and issuable pursuant to all Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

                   (i) the number of Common Shares that were issued prior to such time pursuant to Awards granted under this Plan, other than Common Shares that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

                   (ii) the number of Common Shares that were otherwise issuable prior to such time pursuant to Awards granted under this Plan, but that were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Awards or as payment of the recipient's tax withholding obligation with respect to such issuance; plus

                   (iii) the maximum number of Common Shares issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

              SECTION 5.  DURATION OF PLAN

              Awards shall not be granted under this Plan after April 30, 2006. Although Common Shares may be issued after April 30, 2006 pursuant to Awards granted prior to such date, no Common Shares shall be issued under this Plan after April 30, 2016.

              SECTION 6.  ADMINISTRATION OF PLAN

              (a) This Plan shall be administered by a committee of the Board (the "Committee") consisting of two or more directors, each of whom is a "disinterested person"

(as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time).

              (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

                   (i) adopt, amend and rescind rules and regulations relating to this Plan;

                   (ii) determine which persons are Employees and to which of such Employees, if any, Awards shall be granted hereunder;

                   (iii) grant Awards to Employees and determine the terms and conditions thereof, including the number of Common Shares issuable pursuant thereto;

                   (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof; and

                   (v) interpret and construe this Plan and the terms and conditions of all Awards granted hereunder.

              SECTION 7.  ADJUSTMENTS

              If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction or this Plan shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan,
(b) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan as provided in Section 4 hereof, and (c) the maximum number of Common Shares for which options may be granted during any one calendar year, as provided in Section 3(e) hereof. Notwithstanding the foregoing, no such adjustment shall be made in connection with a distribution of rights to purchase shares of the Company's Common Stock if such distribution is being made pursuant to Section 6.9 of that certain Stock Purchase Agreement dated as of December 8, 1995 between the Company and Airline Investors Partnership, L.P.

              SECTION 8.  AMENDMENT AND TERMINATION OF PLAN

              The Board may amend or terminate this Plan at any time and in any manner, provided that no such amendment or termination shall deprive the recipient of any Award or Nonemployee Director Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto.

              SECTION 9.  EFFECTIVE DATE OF PLAN

              This Plan shall be effective as of May 1, 1996, the date upon which it was approved by the Board; provided, however, that no Common Shares may be issued under this Plan until it has been approved, directly or indirectly, by the affirmative votes of the holders of a majority of the outstanding voting securities of the Company at a meeting duly held in accordance with the laws of the State of Hawaii.

PROXY

                            HAWAIIAN AIRLINES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             FOR THE JUNE 6, 1996
                        ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby constitutes and appoints Bruce R. Nobles, Clarence K. Lyman and Rae A. Capps, and each or any of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of Class A Common Stock, $.01 par value, of Hawaiian Airlines, Inc. (the "Company") held of record by the undersigned on April 8, 1996, at the 1996 Annual Meeting of Shareholders of the Company to be held on June 6, 1996 at the Royal Hawaiian Hotel, 2259 Kalakaua Avenue, Honolulu, Hawaii, in the Regency Room at 9:00 a.m. Hawaii standard time, and at any and all adjournments or postponements thereof, as herein specified upon the proposals listed herein and described in the Proxy Statement for the meeting and in his or her discretion upon any other matter that may properly come before the meeting. The Board of Directors has proposed the matters set forth below for the vote of the shareholders of the Company.

- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3, 4, 5, 6 AND 7

Please mark your votes as indicated in this example      /X/


1.   Election of Directors

     FOR all nominees listed below
     (except as marked to the contrary below)               / /

     WITHHOLD AUTHORITY for all nominees listed below       / /


Election of the following nominees as directors: John W. Adams, Todd G. Cole, Richard F. Conway, Robert C. Coo, Carol A. Fukunaga, William Boyce Lum, Richard K. Matros, Reno F. Morella, Bruce R. Nobles, Samson
Poomaihealani and Edward Z. Safady

(INSTRUCTIONS: To withhold authority to vote for any nominee, strike a line through the nominee's name in the list above.)

2. Amendment to the Company's Articles of Incorporation to reflect the Company's current address

     FOR    / /     AGAINST    / /     ABSTAIN    / /

3. Ratification of the conversion of Class B Common Stock to Class A Common Stock and Amendment to the Company's Articles of Incorporation to eliminate the Class B Common Stock and to designate the Company's Class A Common Stock as "Common Stock"

     FOR    / /     AGAINST    / /     ABSTAIN    / /

4. Amendment to the Company's Articles of Incorporation to eliminate provisions required by the Third Amended Plan of Reorganization or
     Section 1123 of the U.S. Bankruptcy Code

     FOR    / /     AGAINST    / /     ABSTAIN    / /

5. Amendment to the Company's Articles of Incorporation to eliminate preemptive rights

     FOR    / /     AGAINST    / /     ABSTAIN    / /

6. Amendment to the Company's Articles of Incorporation to designate officer titles in the Bylaws and delete officer qualifications

     FOR    / /     AGAINST    / /     ABSTAIN    / /

7.   Adoption of the 1996 Stock Incentive Plan

     FOR    / /     AGAINST    / /     ABSTAIN    / /

8. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES VOTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INSTRUCTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4, 5, 6 AND 7 LISTED ABOVE AND IN THE DISCRETION OF THE PROXY HOLDER ON MATTERS DESCRIBED IN ITEM 8.

IMPORTANT: Please sign your name or names exactly as stenciled on this Proxy. When signing as attorney, executor or administrator, trustee or guardian, please give your full title as such. If shares are held jointly, EACH holder should sign.

Signature
         -----------------------------------------------------------------------

Signature
         -----------------------------------------------------------------------


DATE:                                                         , 1996
      --------------------------------------------------------

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE